                                                        Exhibit 12
                                                        ----------

                        CENTOCOR, INC. AND SUBSIDIARIES
                       STATEMENT RE COMPUTATION OF RATIOS
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)


                                         1994        1993        1992         1991         1990
                                      ----------  ----------  -----------  -----------  -----------

EARNINGS (LOSS):

Pretax income (loss)                  ($126,658)   ($74,379)   ($194,146)   ($195,555)   ($134,380)

PLUS:

Fixed charges (below)                    21,719      22,820       24,046       14,893        3,254

LESS:

Interest capitalized                          -           -            -          800          380
                                      ---------   ---------   ----------   ----------   ----------

ADJUSTED EARNINGS (LOSS)              ($104,939)   ($51,559)   ($170,100)   ($181,462)   $ 131,506
                                      =========   =========   ==========   ==========   ==========


FIXED CHARGES:

Rent expense deemed interest           $  1,187     $ 1,987     $  3,537     $  2,347    $   1,019

Interest expense                         19,821      20,087       19,798       11,354        1,855

Amortization of debt issuance cost          711         746          711          392            -

Interest capitalized                          -           -            -          800          380
                                      ---------   ---------   ----------   ----------   ----------

TOTAL FIXED CHARGES                    $ 21,719     $22,820     $ 24,046     $ 14,893    $   3,254
                                      =========   =========   ==========   ==========   ==========

RATIO                                        *            *            *            *            *
                                      =========   =========   ==========   ==========   ==========


* Adjusted earnings did not cover fixed charges for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 by $126,658,000, $74,379,000, $194,146,000,
$196,355,000 and $134,760,000, respectively.